Exhibit 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE
          THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Dr. Richard Chin (“Executive”) and OXiGENE, Inc. (“Employer”), and inures to the benefit of each of Employer’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, attorneys, employees and assigns.
RECITALS
     A. Executive was employed by Employer as its President and Chief Executive Officer (“CEO”) as of June 29, 2006, pursuant to an Employment Agreement of equal date, a copy of which is attached as Exhibit A (referred to herein as the “Employment Agreement”), and has also served as a member of Employer’s Board of Directors.
     B. Executive has elected to voluntarily resign from his employment, without “Good Reason” (as that term is defined in the Employment Agreement), and to resign as a Director, effective October 22, 2008 (the “Separation Date”).
     C. Section 4(b) of the Employment Agreement provides that Executive receive certain compensation upon the effective date of his resignation without Good Reason. In addition, in consideration for the release granted by Executive herein, Employer wishes to grant, and Executive desires to receive, the release set forth in this Agreement.
     D. Executive and Employer (collectively, the “Parties”) wish permanently to resolve any and all actual and/or potential disputes between them, including disputes arising out of Executive’s employment with Employer or the cessation of that employment.
          NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, Employer and Executive agree as follows:
     1. No Admission of Liability. The Parties agree that neither this Agreement, nor performance of the acts required by it, constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.
     2. Separation Benefit. In consideration of the releases granted by Executive herein, Employer agrees to reimburse Executive for (or directly pay to the insurance carrier) any premiums paid by Executive to continue group health coverage for himself and his dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), through December 31, 2008, as well as to grant Executive the release set forth in Section 9 below (collectively, the “Separation Benefit”). Executive acknowledges and agrees that he is not otherwise entitled to the Separation Benefit. Executive may also elect to obtain COBRA coverage through Employer after December 31, 2008 up to the statutory limit, but Executive shall be solely responsible for the payment of associated premiums after that date.
     3. Wages and Vacation Time Paid. Executive acknowledges that, as of the Separation Date, he has been paid all wages by Employer, including pay for any unused vacation accrued through the Separation Date, and that such receipt was not conditioned upon the execution of this Agreement.
     4. Protection of Confidential Information; Return of Property. Executive acknowledges that during the course of his employment, he had ongoing access and exposure to, and obtained knowledge of, Confidential Information belonging to Employer. For purposes of this Agreement, “Confidential Information” is defined as set forth in Section 1 of the Confidentiality, Noncompetition and Intellectual Property Agreement (“Confidentiality Agreement”), which is attached hereto as Exhibit B to the Employment Agreement. Executive agrees that he will not use, or disclose to any person, at any time, any Confidential Information, and that he will comply with the confidentiality obligations in Section 1 of the Confidentiality Agreement, which obligations extend beyond the Separation Date (as provided by the Confidentiality Agreement). Executive agrees to return the Employer, within two (2) business days of the date of this Agreement, any and all items of personal property belonging to the Employer, including but not limited to computer equipment and books.
     5. Post-Employment Non-Solicitation and Non-Interference Obligations. Executive understands and acknowledges that he is subject to certain non-solicitation obligations, set forth in Section 2 of the Confidentiality Agreement, and agrees that he will comply with said obligations, to the fullest extent allowable by state and federal law. Executive further agrees that following the Separation Date, he shall not, directly or indirectly, interfere with Employer’s business by: (i) revealing any Confidential Information; (ii) soliciting, causing to be solicited, or knowingly accepting the disclosure of any Confidential Information for any purpose whatsoever or for any other party; or (iii) disrupting or seeking to disrupt in any manner, directly or indirectly, any contractual relationship he knows to exist between Employer and any customer, supplier, partner or other entity. Executive further agrees that he shall not, directly or indirectly, for a period of two (2) years following the Separation Date, interfere with Employer’s business by (i) inducing or attempting to induce any employee of Employer to end his or her employment; (ii) inducing or attempting to induce a consultant, independent contractor, licensee or other third party to sever any relationship with Employer; or (iii) assisting any other person, firm or entity in the solicitation of any such Executive, consultant, independent contractor, licensee or third party.
     6. Executive’s General Release. In consideration of the benefits provided under this Agreement, including without limitation the Separation Benefit, Executive on his own individual behalf and on behalf of his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with Employer, or the cessation of that employment.
     7. Waiver of Employment-Related Claims. Executive understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving and releasing any and all rights or remedies he may have had or now has to pursue against Employer or any of the Releasees for any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract (including, without limitation, stock option-related contracts and grants), breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the Health Insurance and Portability and Accountability Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by Executive’s release are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act (Executive represents, however, that he is not aware of having sustained any work-related injuries), (iii) claims arising out of the breach of this Agreement, and (iv) claims relating to coverage of the Executive as a former director and/or officer of the Employer under the Employer’s directors’ and officers’ liability insurance policy. Executive expressly acknowledges that Employer would not enter into this Agreement but for the representation and warranty that Executive is hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Executive now has or could assert directly or indirectly against any of the Releasees (other than as expressly set forth herein).
     8. Mutual Waiver of Unknown Claims. Executive and the Employer expressly waive any and all statutory and/or common law rights they each may have to the effect that a General Release does not release unknown claims, including any rights under Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Executive and the Employer expressly agree and understand that the general releases given by the parties pursuant to this Agreement apply to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which may exist against the other party.
     9. Employer’s Release. In consideration of the benefits provided under this Agreement, Employer, on its own behalf and on behalf of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns, fully and forever releases and discharges Executive, his heirs, executors, administrators, assigns and successors, with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with Employer, or the cessation of that employment, provided that Employer does not release claims (if any) for willful misconduct or gross negligence by Executive, which causes material harm to Employer. Employer represents that, at the time of execution of this Agreement, it is unaware of any willful misconduct or gross negligence arising out of the performance of Executive’s duties.
     10. Consideration/Revocation Period. This Agreement is intended to release and discharge any claims by Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the Parties agree as follows:
          (a) Executive acknowledges that he has read and understands the terms of this Agreement.
          (b) Executive acknowledges that he has been advised to consult with independent counsel regarding this Agreement, and that he has received all counsel necessary to willingly and knowingly enter into this Agreement.
          (c) Executive acknowledges that he has been given twenty-one (21) days to consider the terms of this Agreement (the “Consideration Period”), has taken sufficient time to consider whether to execute it, and has chosen to enter into this Agreement knowingly and voluntarily. If Executive does not present an executed copy of this Agreement to Employer’s Chief Financial Officer on or before the expiration of the Consideration Period, this Agreement and the offer it contains will lapse.
          (d) For seven (7) days following the execution of this Agreement (should he elect to execute it), Executive may revoke this Agreement by delivering a written revocation to Employer’s Chief Financial Officer. This Agreement shall not become effective until the eighth (8th) day after Executive executes and does not revoke it (the “Effective Date”). If Executive either fails to sign the Agreement during the Consideration Period, or revokes it prior to the Effective Date, he shall not receive the Separation Benefit described herein.
     11. Severability. The Parties agree that if any provision of the releases given under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
     12. Integrated Agreement. The Parties represent and warrant that they are not relying, and have not relied, upon any representations or statements, verbal or written, made by any other with regard to the facts involved in this controversy, or their rights (or asserted rights) arising out of their alleged claims, or the execution and/or terms of this Agreement, except as provided herein. The Parties acknowledge that this Agreement (together with Exhibit A and its attachments) contains the entire agreement between the Parties concerning its subject matter, and further acknowledge and agree that parol evidence shall not be required to interpret the Parties’ intent.

     13. Tax Liability/Indemnification. Executive assumes full responsibility for any and all taxes, interest and/or penalties, if any, that may ultimately be assessed upon the Separation Benefit hereunder. In the event that any taxing authority seeks to collect taxes, interest and/or penalties from Employer on the Separation Benefit conveyed to Executive under this Agreement, Executive will hold Employer harmless from any and all claims for such taxes, interest and/or penalties and will indemnify Employer against any such claims.
     14. Voluntary Execution. The Parties acknowledge that they have read and understand this Agreement and that they sign it voluntarily and without coercion. The Parties further agree that if any of the facts or matters upon which they relied in signing this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.
     15. Waiver, Amendment and Modification. The Parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
     16. Choice of Law and Venue. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles. Any action, demand, claim or counterclaim relating to, or arising under, the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction. Venue shall exclusively lie in Massachusetts and that material witnesses and documents would be located in Massachusetts.
     17. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

Dated: October 22, 2008	/s/ Richard Chin
Dr. Richard Chin

OXiGENE, Inc.
Dated: October 22, 2008	/s/ James B. Murphy
By: James B. Murphy
Chief Financial Officer

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